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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-21696

                           ARIAD Pharmaceuticals, Inc.
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             (Exact name of registrant as specified in its charter)

                              26 Landsdowne Street
                         Cambridge, Massachusetts 02139
                                 (617) 494-0400
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Series A Preferred
                              Stock Purchase Rights

            --------------------------------------------------------
            (Title of each class of Securities covered by this Form)

                     Common Stock, par value $.001 per share

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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)            [X]             Rule 12h-3(b)(1)(i)          [ ]
Rule 12g-4(a)(1)(ii)           [ ]             Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(2)(i)            [ ]             Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(ii)           [ ]             Rule 12h-3(b)(2)(ii)         [ ]
                                               Rule 15d-6                   [ ]


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Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934 ARIAD Pharmaceuticals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 19, 2000                                By:   /s/ Jay R. Lamarche
                                                         -------------------
                                                   Name:     Jay R. LaMarche
                                                   Title:    Treasurer



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